Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is executed effective May 1, 2011 by and between St. Paul Fire and Marine Insurance Company, a Connecticut corporation (“Landlord”), and Planar Systems, Inc., an Oregon corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Lease dated December 27, 2006 (the “Lease”). Pursuant to the Lease, Tenant is leasing Premises located at 7210 NW Evergreen Parkway in Hillsboro, Oregon. Such Premises consists of approximately 61,309 rentable square feet. The defined, capitalized terms used in the Lease shall have the same meanings when used herein.

B.	Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

NOW, THEREFORE, it is agreed as follows.

1.	Lease Term. The Lease Term is hereby extended for forty-nine (49) months on the terms and conditions set forth in the Lease, as modified by this Amendment. The Term shall expire September 30, 2016.

2.	Base Rent. Commencing May 1, 2011, and continuing through the previously scheduled expiration and through the forty-nine (49) months extension period, Base Rent shall be as follows, calculated at the initial rate of $9.75 per rentable square feet, then escalated 2.5% annually.

Months	Monthly Amount
1 – 12	$49,813.56
13 – 24	$51,058.90
25 – 36	$52,335.37
37 – 48	$53,643.76
49 – 60	$54,984.85
61 – 65	$56,359.47

3.	Cash Allowance. Tenant desires to install additional Tenant Improvements (as defined in Section 3 of the Lease). The Tenant Improvements will be installed in accordance with Tenant Improvement Plans and otherwise in accordance with Section 3 of the Lease; provided, the Improvement Allowance to reimburse the Tenant Improvement Costs shall be $8.00 per rentable square foot ($490,472.00). Any portion of the Improvement Allowance not used for Tenant Improvement Costs may be used by Tenant as a credit against rent that is due on or before May 1, 2012; any amount not used for Tenant Improvement Costs or rent before May 1, 2012 will be retained by Landlord. Landlord will not charge a fee for construction administration or oversight regarding the Tenant Improvements.

4.	Option to Extend. Tenant shall have a single option to extend the Term for a sixty (60) month period commencing October 1, 2016 upon no less than nine (9) months notice. This option is otherwise granted on the terms of Section 4.5 of the Lease. This option is the only extension or renewal option of the Tenant and Tenant no longer has a separate renewal or extension right pursuant to Section 4.4 or Section 4.5 of the Lease.

5.	Trash/Recycling Area. Tenant shall be allowed to retain its trash and recycling bins and storage area in the parking lot between 7210 NW Evergreen and the neighbor’s property through August 31, 2012. At which time, Tenant may relocate its trash and recycling bins and storage area in the parking lot near Tenant’s warehouse and receiving area provided the new location is entirely on the same tax lot as the Premises. Tenant shall pay the costs to relocate its trash and recycling bins and storage area and the cost or removing the same at the end of its Lease or any extension thereof, if required by Landlord.

6.	Acknowledgement. Tenant acknowledges and agrees that Landlord and all predecessor lessors have fully and timely performed each and all of their obligations under the Lease.

7.	Effect of Amendment. Submission of this Amendment for review does not constitute an offer by Landlord to Tenant. This document may not be relied upon, nor may any claim for reliance or estoppels be made based upon this document, unless and until this document is fully executed and delivered by each party.

8.	Representations. Tenant hereby represents and warrants to Landlord that (a) this Amendment constitutes the binding obligation of Tenant and is enforceable against the Tenant in accordance with its terms, (b) Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of its interest in the Lease or in the Premises (including assignments for security purposes), (c) no consent of any third party is necessary for Tenant to execute, deliver and perform this Amendment, and (d) Tenant has dealt with no broker regarding this Amendment other than Cushman & Wakefield (representing Landlord) and Cresa Partners (representing Tenant). The person executing this Amendment on behalf of Tenant warrants his or her authority to do so.

9.	Counterparts. This Amendment may be executed and delivered in counterparts; delivery by facsimile or pdf is sufficient.

10.	Status of Lease. Except as expressly amended hereby the Lease remains in full force and effect and is hereby ratified and confirmed.

[Signature page to follow]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

LANDLORD:	St. Paul Fire and Marine Insurance Company,

a Connecticut corporation

By:

Name:

Its:

TENANT:	Planar Systems, Inc., an Oregon corporation

By:

Name:

Its: